Exhibit 10.10

[ISDA Logo]

International Swap Dealers Association, Inc.

AMENDED AND RESTATED

SCHEDULE

dated as of January 12, 2009

to the

ISDA 2002 Master Agreement

BANCO SANTANDER, S.A.,	and	ARCOS DORADOS B.V.,
a bank organized under the laws of Spain		a corporation organized under the laws of
The Kingdom of Netherlands
(“Party A”)		(“Party B”)

dated as of August 1, 2007

between

Party A and Party B are parties to the ISDA 2002 Master Agreement, dated as of August 1, 2007 (the “Agreement”) and desire to amend the Schedule to the Agreement as set forth herein (terms used but not otherwise defined herein have the respective meanings given to them in the Agreement). In consideration of the premises, the mutual agreements hereinafter set forth and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Party A and Party B hereby agree that the Schedule is hereby amended and restated in its entirety to read as follows:

Part 1. Termination Provisions.

(a)	“Specified Entity” means with respect to Party A for the purpose of:

Section 5(a)(v): Not applicable

Section 5(a)(vi): Not applicable

Section 5(a)(vii): Not applicable

Section 5(b)(v): Not applicable

and with respect to Party B for the purpose of:

Section 5(a)(v): Not applicable

Section 5(a)(vi): Not applicable

Section 5(a)(vii): Not applicable

Section 5(b)(v): Not applicable

(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)	The “Cross Default” provisions of Section 5(a)(vi) of this Agreement will apply to both parties.

If such provisions apply:-

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money, other than indebtedness in relation to bank deposits received in the normal course of business.

“Threshold Amount” means, in respect of Party A, 3% of shareholders’ equity of Party A as reported in its most recent audited financial statements, and, in respect of Party B, USD 5,000,000 (or the equivalent thereof).

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Party A and will apply to Party B.

(e)	The “Automatic Early Termination” provisions of Section 6(a)(iv) will not apply to Party A or to Party B, provided, however, that with respect to a party, where the Event of Default specified in Section 5(a)(vii)(1), (3), (4), (5), (6) or, to the extent analogous thereto, (8) is governed by a system of law which does not permit termination to take place after the occurrence of the relevant Event of Default, then the Automatic Early Termination provisions of Section 6(a) will apply.

(f)	“Termination Currency” means United States Dollars.

(g)	Additional Termination Event will apply. The Additional Termination Events (if any) in respect of any Transaction will be as specified in the Confirmation which expressly relates to such Transaction.

Part 2. Tax Representations.

(a)	Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A will make the following representations and Party B will make the following representations, if any:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on: (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Sections 4(a)(i) or (iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Sections 4(a)(i) or (iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.

(b)	Party A Payee Tax Representations. For the purpose of Section 3(f), Party A makes the following representation:

(i)	with respect to payments made to Party A when it has entered into a Transaction through an Office located outside the United States:

It is a public limited company organized under the laws of Spain that is the beneficial owner of all payments made to it under this Agreement and it is a “non-US branch” of a “foreign person” as such terms are used in U.S. Treasury Regulation Sections 1.1441-4(a)(3)(ii) and 1.6041-4(a)(4).

(ii)	with respect to payments made to Party A when it has entered into a Transaction through an Office located in the United States:

It is a public limited company organized under the laws of Spain that is the beneficial owner of all payments made to it under this Agreement and each payment received or to he received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States.

(c)	Party B Payee Tax Representations. For the purpose of Section 3(f), Party B makes the following representation:

It is a “foreign person” and a “non-U.S. branch (or office) of a foreign person” in each case within the meaning, respectively, of Sections 1.6041-4(a)(4) and 1.1441-4(a)(3)(ii) of the United States Treasury Regulations.

Part 3. Agreement to Deliver Documents.

For the purpose of Section 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A	Any form or document accurately completed and in a manner reasonably satisfactory to the other party that may be required or reasonably requested in order to allow the other party to make a payment under a Transaction without any deduction or withholding for or on account of any Tax or with deduction or withholding at a reduced rate, including, without limitation, with respect to transactions described in Part 2(b)(i) above, U.S. Internal Revenue Service Form W-BEN (or any successor form thereto), and with respect to transactions described in Part 2(b)(ii) above, an executed United States Internal Revenue Service Form W-8ECI (or any successor thereto).	(i) Upon execution of this Agreement, (ii) thereafter promptly upon reasonable demand by the other party, and (iii) if such form or document was previously delivered an has become obsolete or incorrect, promptly upon learning that such form or document previously delivered by Party A has become obsolete or incorrect.
Party B	Any form or document accurately completed and in a manner reasonably satisfactory to the other party that may be required or reasonably requested in order to allow the other parry to make a payment under a Transaction without any deduction or withholding for or on account of any Tax or with deduction or withholding at a reduced rate, including, without limitation, an executed United States Internal Revenue Service Form W-8BEN (or any successor thereto).	(i) Upon execution of this Agreement, (ii) thereafter promptly upon reasonable demand by the other party, and (iii) if such Form was previously delivered and has become obsolete or incorrect, promptly upon learning that such Form previously delivered by Party B has become obsolete or incorrect.

(b)	Other documents to be delivered are:

Party Required to Deliver Document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party B	A copy of the annual report of Party B containing audited financial statements for the most recently ended financial year prepared in accordance with generally accepted accounting principles in the United States of America.	Upon request and as soon as available and in any event within 120 days after the fiscal year of Party B.	Yes
Party B	A copy of the quarterly report of Party B containing unaudited financial statements for the most recently ended financial quarter prepared in accordance with generally accepted accounting principles in the United States of America.	Upon request and as soon as available and in any event within 90 days after the end of each of the first three fiscal quarters of each fiscal year of Party B.	Yes
Party B	Copies of the executed Credit Support Documents.	Upon execution of this Agreement.	Yes
Party A and Party B	Evidence reasonably satisfactory to the other party as to the names, true signatures and authority of the signatories of the party to execute this Agreement or any Confirmation and the Credit Support Documents.	Upon execution of this Agreement and thereafter upon request.	Yes
Party B	Certificate and Articles of Incorporation, or equivalent documents.	Upon execution of this Agreement.	Yes

Party B	Legal opinion acceptable to Party A.	Upon execution of this Agreement.	No
Party A and Party B	Such other documents as the other party may reasonably request.	Promptly upon request.	No

Part 4. Miscellaneous.

(a)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Banco Santander, S.A., Madrid
Address: Ciudad Grupo Santander
Edificio Marisma: planta baja
Attn.:	Swaps Administration
Telex:	42362 /45928 BADER E
Swift:	BDERESMM
Fax:	(3491) 357.12.32
Tel.:	(3491) 289.31.16

For all purposes and with respect to Transactions through that Office:

Banco Santander, S.A., New York Branch
Address:	45 East 53rd Street, New York, N.Y. 10022
Attn.:	Swaps Department
Telex:	BANSAN 662480 UW
Swift:	BDERUS33
Fax:	(1212) 350 3535
Tel.:	(1212) 350 3500

Only with respect to Transactions through that Office:

London Branch
Address:	Banco Santander House, 100 Ludgate Hill, London EC4M 7NJ
Attn:	Swaps Department
Telex:	8812851 BADER G
Swift:	BDERGB2L
Fax:	(0207) 332 7803
Tel.:	(0207) 332 7766

Address for notices or communications to Party B:

Arcos Dorados S.A.
Address:	Roque Saenz Peña 432 (B1636FFB) – Olivos – Buenos Aires – Argentina
Tel.:	(5411) 4711-2000

Attn.:	Miguel Sanchez de Bustamante
e-mail:	miguel.sanchez@ar.mcd.com
Fax:	(5411) 4711-2094 (#2045)
Tel.:	(5411) 4711-2045
Attn.:	Matias Klein
e-mail:	matias.klein@ar.mcd.com
Fax:	(5411) 4711-2094 (#2546)
Tel.:	(5411) 4711-2456

Attn.:	German Lemonnier
e-mail:	german.lemonnier@ar.mcd.com
Fax:	(5411) 4711-2094 (#2059)
Tel.:	(5411) 4711-2059

(b)	Process Agent. For the purpose of Section 113(c) of this Agreement:

Each party agrees that service upon its Process Agent by prepaid, registered, first class Unites States mail, return receipt requested, or by prepaid express courier service, return receipt requested, will constitute effective service upon it.

Party A appoints as its Process Agent:	Its New York Branch located at 45 East 53rd Street New York, NY 10022

Party B appoints as its Process Agent:	CT Corporation Systems 111 Eighth Avenue New York, New York 10011

(c)	Offices. The provisions of Section 10(a) of this Agreement will apply.

(d)	Multibranch Party. For the purpose of Section 10(b) of this Agreement:

Party A is a Multibranch Party and may act through the following Offices: Madrid, London and New York.

Party B is not a Multibranch Party and will act through the following Office: The home office of Party B.

(e)	Calculation Agent. The Calculation Agent will be Party A; provided, however, that it an Event of Default in respect of Party A occurs and is continuing, the Calculation Agent will be a third party financial institution agreed to by Party A and Party B.

(f)	“Credit Support Document” means with respect to Party A: Not Applicable.

“Credit Support Document” means with respect to Party B: In respect of any Transaction, as specified in the Confirmation of that Transaction.

(g)	“Credit Support Provider” means with respect to Party A: Not Applicable.

“Credit Support Provider” means with respect to Party B: In respect of any Transaction, as specified in the Confirmation of that Transaction.

(h)	Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine except for 5-1401 of the New York General Obligations law.

(I)	Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY LEGAL PROCEEDING ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY CREDIT SUPPORT DOCUMENT AS IT RELATES TO THIS AGREEMENT OR ANY TRANSACTION.

(j)	Netting of Payments. For the purpose of Section 2(c) of this Agreement “Multiple Transaction Payment Netting” will not apply.

(k)	“Affiliate” will have the meaning specified in Section 14 of this Agreement.

(l)	No Agency. The provisions of Section 3(g) of this Agreement will apply.

(m)	Additional Representations. Additional Representations will apply. For the purpose of Section 3 of this Agreement, each of the following will constitute an Additional Representation:

(i) Relationship between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that:

(1) Non-Reliance. In connection with this Agreement, any Credit Support Document to which it is a party, each Transaction, and any other documentation relating to this Agreement to which it is a party or that it is required by this Agreement to deliver:

(A) it is not relying upon any representations (whether written or oral) of the other party other than the representations expressly set forth in this Agreement, such Credit Support Document and in any Confirmation;

(B) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction pursuant to this Agreement) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(C) it has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Agreement and each Transaction and is capable of assuming and willing to assume (financially and otherwise) those risks;

(D) the other party is not acting as a fiduciary or financial, investment or commodity trading advisor for it, it being understood that it is not relying on any unique or special expertise of the other party and it is not in any special relationship of trust or confidence with respect to the other party;

(E) it is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction; and

(2) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction; and

(3) Status of Parties. Each party is not acting as a fiduciary for or an advisor to the other party with respect to that Transaction.

(ii) Eligible Contract Participant. Each party represents to the other party on and as of the date hereof and at all times until the termination of this Agreement that it is an “eligible contract participant” within the meaning of Section 1a(12) of the Commodity Exchange Act, as amended by the Commodity Futures Modernization Act of 2006.

(iii) ERISA. Each party represents to the other party on and as of the date hereof and at all times until the termination of this Agreement that with respect to each source of funds to be used by it to enter into any and all Transactions (each such source being referred to herein as a “Source”), the Source is not the assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ER1SA”)) subject to Title 1 of ER1SA, or otherwise out of “plan assets” within the meaning of United States Department of Labor regulation § 2510.3-101, 29 CFR § 2510-3-101.

(iv) Bona Fide Hedging Transactions. Party B represents that this Agreement and each Transaction hereunder is a transaction entered into in the ordinary course of business for the purpose of protecting against fluctuations in interest rates and/or foreign exchange rates and not for the purpose of speculation.

Part 5. Other Provisions.

(a)

ISDA Definitions. Any capitalized terms used herein and not otherwise defined herein will have the respective meanings ascribed to them in the 2006 ISDA Definitions (the “2006 Definitions”) and the 1998 ISDA FX and Currency Option Definitions (the “FX Definitions”), (each as published by the International Swaps and Derivatives Association, Inc., each as amended, modified, supplemented and restated from time to time, collectively, the “ISDA Definitions”), which are incorporated into this Agreement. In the event of any inconsistency between the 2006 Definitions and the FX Definitions, the FX Definitions will prevail.

(b)	Change of Account. Section 2(b) of this Agreement is amended by the addition of the following at the end thereof: “provided that, if any new account of one party is not in the same jurisdiction as the original account, the other party shall not be obliged to pay, for tax reasons, any greater amount and shall not receive any lesser amount as a result of such change than would have been the case if such change had not taken place.”

(c)	Modified Representation. For purposes of Section 3(d) of this Agreement, the following shall be added, immediately prior to the period at the end thereof:

“; provided that, in the case of financial statements delivered by Party A or Party B, such financial statements fairly present the financial position of the relevant entity to which they relate as at the date of such financial statements”.

(d)

Escrow. If either party in its reasonable judgment determines at any time that there has been a material adverse change that is likely to affect the other party’s ability to perform its ensuing obligation in connection with a Transaction or Transactions involving payments due from each of the parties on the same day in different currencies, the party that has formed that judgment may notify the other party that the payments due on that day in connection with that Transaction or those Transactions are to be made in escrow, to a major commercial bank selected by the party in good faith and that has offices in the cities in which both payments are to be made. If such an election is made, each party shall make the payment due from it on the day by deposit into escrow to that escrow agent, for value on that day, with irrevocable instruction (i) to release the payment to the intended payee upon receipt by the escrow agent of the required counter payment due from the payee on the same day in connection with that Transaction accompanied by irrevocable instructions to the same effect, or (ii) if the required deposit in escrow of the counter payment due is not so made on the same day, for value on that day, to return the payment deposited in escrow to the party that made the escrow deposit. The party that elects to have payments made in escrow shall pay the cost of the escrow arrangements and shall cause those arrangements to provide that the intended recipient of the payment due to be deposited first shall be entitled to interest on the deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that date for overnight deposits in the relevant currency in the office where it holds that deposited payment (such rate offered at 11:00 a.m. local time on that day) if that payment is not released by 5:00 p.m. local time on the date it is deposited for any reason other than the intended recipient’s failure to make the escrow deposit it is required to make hereunder in a timely fashion.

(e)	Consent to Recording. The parties agree (i) that each may electronically record all telephone conversations between the trading, marketing, and other relevant personnel of the parties in connection with this Agreement, or any Transaction or potential Transaction; (ii) to obtain any necessary consent of and give any necessary notice or such recording to its relevant personnel and (iii) that any such recordings may be submitted in evidence to any court or in any proceeding for the purpose of establishing any matters pertinent to any Transaction.

(f)	Illegality. For purposes of Section 5(b)(i) of this Agreement, the obligation of either party to comply with any official directive issued or given by any government agency or authority with competent jurisdiction which has the result referred to in such Section 5(b)(i) will be deemed to be an “Illegality”.

(g)	Confirmations. On or promptly following the Trade Date of a Transaction. Party A will send in writing to Party B by facsimile and email a Confirmation. Upon receipt thereof, Party B shall examine the terms of each Confirmation sent by Party A, and unless Party B objects to the terms within three (3) Local Business Days after receipt of that Confirmation, those terms shall be deemed accepted and correct absent manifest error, in which case that Confirmation will be sufficient to form a binding supplement to this Agreement.

(h)	Limitation of Rate. Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the Default Rate, Non-default Rate, or Termination Rate exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the subject indebtedness under the law applicable to such party.

PART 6. FOREIGN EXCHANGE AND CURRENCY OPTIONS TRANSACTIONS

(a)

Confirmations. Any FX Transaction or Currency Option Transaction into which the parties may before the date of this Agreement have entered, or may in the future enter, where the relevant Confirmation on its face does not expressly exclude the application of this Agreement, shall (to the extent not otherwise provided for in this Agreement) be subject to, governed by and construed in accordance with this Agreement (in substitution for any existing terms, if any, whether express or implied).

Each such FX Transaction and Currency Option Transaction shall be a Transaction, and the documents and other confirming evidence (including electronic messages on an electronic messaging service) exchanged between the parties confirming such FX Transaction or Currency Option Transaction shall each be a Confirmation (even where not so specified therein), for the purposes of this Agreement.

(b)	Payment Instructions. All payments to be made in respect of FX Transactions and Currency Option Transactions shall be made in accordance with standing payment instructions provided by the parties (or as otherwise specified in a Confirmation). Any such instructions from a party must be received no later than one Business Day prior to the Value Date or Premium Payment Date (as the case may be) for such Transaction and otherwise be in conformity with standard inter-dealer market practice regarding foreign currency delivery.

(c)	Currency Option Transaction Discharge and Termination.

(i)	Automatic Discharge and Termination of Offsetting Options. Unless otherwise agreed, any Call Option or any Put Option written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a Call Option or a Put Option, respectively, written by the other party, such termination and discharge to occur automatically upon the payment in full of the last Premium payable in respect of such Currency Option Transactions; provided that such termination and discharge may only occur in respect of Currency Option Transactions:

(1) each being with respect to the same Put Currency and the same Call Currency;

(2) each having the same Expiration Date and Expiration Time;

(3) each being of the same style, i.e. either both being American Style Options or both being European Style Options;

(4) each having the same Strike Price;

(5) neither of which shall have been exercised by delivery of a Notice of Exercise;

and, upon occurrence of such termination and discharge, neither party shall have any further obligation to the other party in respect of the relevant Currency Option Transactions or, as the case may be, parts thereof so terminated and discharged. In the case of a partial termination and discharge (i.e. where the relevant Currency Option Transactions are for different amounts of the Currency Pair), the remaining portion of the Currency Option Transaction which is partially discharged and terminated shall continue to be a Currency Option Transaction for all purposes of this Agreement. This provision shall apply notwithstanding that either party (i) may fail to send out a Confirmation in respect of any such discharge and termination, or (ii) may fail to make changes in any of its books as a result of any such discharge and termination.

(ii)	Additional Definitions

(1)	“Call Option” means a Currency Option Transaction entitling, but not obligating, the Buyer to purchase from the Seller at the Strike Price a specified quantity of the Call Currency.

(2)	“Put Option” means a Currency Option Transaction entitling, but not obligating, the Buyer to sell to the Seller at the Strike Price a specified quantity of the Put Currency.

(d) Amendments to the FX and Currency Option Definitions. The following amendments are made to the FX and Currency Option Definitions:

(i)	Section 3.5(g) of the FX and Currency Option Definitions is amended by the deletion of the word “facsimile” in the third line thereof.

(ii)	Section 3.4 of the FX and Currency Option Definitions is hereby amended by the addition of the following as new Sections 3.4(c) and (d) of the FX and Currency Option Definitions:

“(c)	Unless otherwise agreed in writing by the parties, the Premium related to a Currency Option Transaction shall be paid on its Premium Payment Date in immediately available funds.

(d)

If any Premium is not received on the Premium Payment Date, the Seller may elect: (i) to accept a late payment of such Premium; (ii) to give written notice of such non-payment and, if such payment shall not be received within three (3) Local Business Days of such notice, treat the related Currency Option Transaction as void; or (iii) to give written notice of such non-payment and, if such payment shall not be not received within three (3) Local Business Days, treat such non-payment as an Event of Default under Section 5(a)(i) of this Agreement. If the Seller elects to act under either clause (i) or (ii) of the preceding sentence, the Buyer shall pay all out-of-pocket costs and actual damages incurred in connection with such unpaid or late Premium or void Currency Option Transaction, including, without limitation, interest on such Premium from and including the Premium Payment Date to but excluding the date of actual payment in the same currency as such Premium at the Default Rate and any other losses, costs or expenses incurred by the Seller in connection with such terminated Currency Option Transaction, for the cost of its funding, or the loss incurred as a result of terminating, liquidating, obtaining or re-establishing a delta hedge or related trading position with respect to such Currency Option Transaction.”

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Schedule as of the date specified on the first page hereof.

BANCO SANTANDER, S.A.,

/s/ Ma Carmen López Hervás		/s/ Tomás Mazuecos Abengozar
Ma Carmen López Hervás	By:	Tomás Mazuecos Abengozar
Banco Santander, S.A.		Name:	Tomás Mazuecos Abengozar Banco Santander, S.A.
Authorized signature		Title:	Authorized signature
Firma autorizada			Firma autorizada

ARCOS DORADOS B.V.

	By:	(illegible signature)
Name:
Title: